November 11, 2020

Altium Growth Fund, LP
152 West 57th Street, 20th Floor
New York, NY 10019
Attn: Josh Thomas, Portfolio Manager

Gentlemen:

Reference is made to the Securities Purchase Agreement dated April 23, 2020 (the “Purchase Agreement”) between Immunic, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages thereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 1,764,706 shares of the Company’s common stock (the “Shares”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

Section 4.9 of the Purchase Agreement provides that from April 27, 2020 and until April 27, 2021 the Company will provide the Purchasers with the opportunity to participate in up to 20% of certain subsequent financings of the Company during this time period (the “Financing Participation Right”). The Company is asking the Purchasers to execute this letter to acknowledge and agree and to amend Section 4.9(h) of the Purchase Agreement such that the Company may engage in “at the market offerings” pursuant to its existing Sales Agreement with SVB Leerink LLC, dated as of July 17, 2019 (the “SVBL Sales Agreement”) without any requirement to offer the Purchasers the right to purchase any portion of any equity securities sold by the Company pursuant the SVBL Sales Agreement and, thus, that the Financing Participation Right shall not apply to sales under the SVBL Sales Agreement.

By executing this letter below, pursuant to Section 5.5 of the Purchase Agreement, the Purchasers holding at least 50.1% in interest of the Shares hereby agree with the Company that this letter shall be deemed to amend Section 4.9(h) of the Purchase Agreement to explicitly exclude shares of common stock of the Company sold pursuant to the SVBL Sales Agreement from the Financing Participation Right. As such, Section 4.9(h) shall be amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, this Section 4.9 shall not apply in respect of (i) an Exempt Issuance and (ii) issuances and sales of Common Stock pursuant to that certain Sales Agreement, by and between the Company and SVB Leerink LLC, dated as of July 17, 2019.”

In exchange for the amendment above, the term of the Participation Right will be extended to May 26, 2021.

Except as set forth herein, the Purchase Agreement shall remain in full force and effect and unmodified, enforceable in accordance with its terms, including, but not limited to Section 4.10 of the Purchase Agreement.

Section 5.9 (Governing Law) of the Purchase Agreement is hereby incorporated into this letter. This letter may be executed and delivered in counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which taken together shall constitute one and the same original agreement. This letter may be signed by any one or more of the parties by .pdf or facsimile transmission, any such .pdf or facsimile transmission to be treated for all purposes as an original.

Very truly yours,

/s/ Duane Nash

Immunic, Inc.
Duane Nash
Executive Chairman of the Board

Acknowledged and Agreed:

Altium Growth Fund, LP

By: /s/ Mark Gottlieb
Name: Mark Gottlieb
Title: Authorized Signatory